Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

June 3, 2019

Board of Trustees, Allianz Funds Multi-Strategy Trust
1633 Broadway
New York, NY 10019
Board of Trustees, Nationwide Mutual Funds
One Nationwide Plaza, 5-02-210
Columbus, OH 43215

Re:
Agreement and Plan of Reorganization (“Agreement”) dated as of March 14, 2019 by and between Nationwide Mutual Funds, a Delaware statutory trust, (“NMF Trust”), on behalf of its series Nationwide AllianzGI International Growth Fund (“Acquiring Fund”) and Allianz Funds Multi-Strategy Trust, a Massachusetts business trust, (“Allianz Trust”), on behalf of its series AllianzGI International Growth Fund (“Target Fund”)

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization of the Target Fund into the Acquiring Fund (the “Reorganization”) which will consist of: (i) the acquisition by the NMF Trust on behalf of the Acquiring Fund of all of the Assets of the Target Fund in exchange for both Acquiring Fund Shares and the assumption by the NMF Trust with respect to the Acquiring Fund of all of the Liabilities of the Target Fund; (ii) the distribution of Acquiring Fund Shares to the shareholders of the Target Fund according to their respective interests in the Target Fund in complete liquidation of the Target Fund; and (iii) the liquidation and, as soon as practicable after the Closing, the termination of the Target Fund all upon and subject to the terms and conditions of the Agreement. The Acquiring Fund is, and will be immediately prior to Closing, a shell series, without assets (other than seed capital) or liabilities, created solely for the purpose of acquiring the Assets and Liabilities of the Target Fund.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, dated as of March 14, 2019; (b) the Combined Proxy Statement/Prospectus provided to shareholders of the Target Fund, dated April 2, 2019; (c) certain representations concerning the Reorganization made to us by the NMF Trust, on behalf of the Acquiring Fund, and the Allianz Trust, on behalf of the Target Fund, in letters dated June 3, 2019 (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed

Board of Trustees, Allianz Funds Multi-Strategy Trust
Board of Trustees, Nationwide Mutual Funds
June 3, 2019

relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that the Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Code for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and the Commonwealth of Massachusetts, the terms of the Agreement and the statements in the Representation Letters for the Target Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:

1. The acquisition by the Acquiring Fund of all of the Assets of the Target Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.
2. Pursuant to Section 361(a) and Section 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund.
3. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of the Target Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund.
4. Pursuant to Section 361(c)(1) of the Code, no gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation of the Target Fund.
5. Pursuant to Section 362(b) of the Code, the tax basis of the Assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of the Assets in the hands of the Target Fund immediately prior to the transfer.
6. Pursuant to Section 1223(2) of the Code, the holding periods of the Assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such Assets were held by the Target Fund.

Board of Trustees, Allianz Funds Multi-Strategy Trust
Board of Trustees, Nationwide Mutual Funds
June 3, 2019

7. Pursuant to Section 354(a) of the Code, no gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares solely for the Acquiring Fund Shares (including fractional shares to which they may be entitled).
8. Pursuant to Section 358(a)(1) of the Code, the aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor.
9. Pursuant to Section 1223(1) of the Code, the holding period of the Acquiring Fund Shares received by each shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held such Target Fund shares as a capital asset on the date of the Reorganization.
10. For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the Treasury Regulations, the items of the Target Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Income Tax Regulations promulgated thereunder.
Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholders with respect to any asset as to which any gain or loss is required to be recognized for federal income tax purposes regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by NMF Trust, on behalf of the Acquiring Fund, and Allianz Trust, on behalf of the Target Fund, of the undertakings in the Agreement and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the

Board of Trustees, Allianz Funds Multi-Strategy Trust
Board of Trustees, Nationwide Mutual Funds
June 3, 2019

Acquiring Fund shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours, /s/ Stradley Ronon Stevens & Young, LLP Stradley Ronon Stevens & Young, LLP